Contact:	Media Relations Jeanmarie McFadden 212-761-0553	Investor Relations William Pike 212-761-0008

Morgan Stanley Reports Third Quarter Results

Quarterly EPS from Continuing Operations Up 61% to $1.75
ROE Increases to 23 Percent in Quarter
Best Third Quarter Ever in Revenues, Net Income and EPS
First Nine Months of FY06 Best Ever in Revenues, Net Income and EPS

NEW YORK, September 20, 2006 - Morgan Stanley (NYSE: MS) today reported income from continuing operations for the third quarter ended August 31, 2006 of $1,851 million, an increase of 59 percent from $1,166 million in the third quarter of 2005. The annualized return on average common equity from continuing operations was 22.7 percent in the current quarter, compared with 17.1 percent in the third quarter of 2005. Diluted earnings per share from continuing operations were $1.75 compared with $1.09 a year ago. Net revenues (total revenues less interest expense and the provision for loan losses) were $8.0 billion, 15 percent above last year’s third quarter. Non-interest expenses of $5.3 billion increased 2 percent from last year.

For the first nine months of 2006, income from continuing operations was $5,291 million, a 54 percent increase from $3,446 million a year ago. The annualized return on average common equity from continuing operations was 22.7 percent compared with 17.0 percent a year ago. Diluted earnings per share from continuing operations were $5.01 compared with $3.19 last year.

Net income for the quarter, including discontinued operations, was $1,851 million, compared with $144 million in the third quarter of 2005. For the first nine months of 2006, net income, including discontinued operations, was $5,266 million, a 113 percent increase from $2,474 million a year ago. Results for the third quarter and first nine months of 2005 include an after-tax charge of approximately $1 billion for discontinued operations related to the sale of the Company’s aircraft financing business.1 Diluted earnings per share, including discontinued operations, were $1.75 for the quarter, compared with $0.13 in the third quarter of 2005, and the annualized return on average common equity, including discontinued operations, for the third quarter was 22.7 percent compared with 2.0 percent a year ago. For the first nine months, diluted earnings per share, including discontinued operations, were $4.99 compared with $2.29 a year ago and the annualized return on average common equity, including discontinued operations, was 22.6 percent compared with 11.6 percent last year.

1	The actual after-tax loss upon finalization of the sale was approximately $400 million.

Business Highlights

•	Institutional Securities delivered its best third quarter results ever, with net revenues of $5.0 billion and income before taxes of $2.0 billion, up 55 percent from last year.
•
Equities sales and trading revenues of $1.5 billion included record results in Prime Brokerage. Fixed Income sales and trading revenues of $2.2 billion reflected record third quarter results in commodities and credit products.

•
The Firm reached agreements on several “bolt-on” acquisitions, including the acquisition of TransMontaigne and Heidenreich Marine, Inc. in our commodities business and Saxon Capital in our residential mortgage business.

•
Global Wealth Management Group achieved record average annualized revenue and total client assets per global representative of $675,000 and $81 million, respectively, and it recorded $5.4 billion in net new domestic assets during the quarter.

•
Asset Management continued to expand its product offerings with the launch of 23 new products primarily targeted at the Company’s institutional and non-US client bases, including 10 in Alternatives, 10 in Equities and 3 in Fixed Income.

•
Discover achieved record third quarter net revenues and income before taxes and continued its strategy of broadening acceptance of the Discover Card through agreements with merchant acquirers First Data, Global Payments, Inc. and RBS Lynk. Discover also entered a strategic partnership with JCB, the leading card issuer in Japan.

John J. Mack, Chairman and CEO, said, “Despite challenging market conditions, Morgan Stanley achieved its best third quarter ever, demonstrating the continued progress we’re making in executing on our plan to improve financial performance. Building on our positive momentum in recent quarters, the people of Morgan Stanley delivered record revenues and earnings in the first nine months of 2006 and an ROE of more than 20% for the fourth quarter in a row. Just as important, we have made substantial progress strengthening key businesses and investing in key areas where we see significant opportunities to further improve our performance and create additional shareholder value.”

INSTITUTIONAL SECURITIES

Institutional Securities posted income before taxes2  of $2.0 billion, up 55 percent from $1.3 billion in the third quarter of 2005. Net revenues of $5.0 billion were 20 percent higher, driven by strong results across all businesses. The quarter’s pre-tax margin was 40 percent, compared with 31 percent in last year’s third quarter. The quarter’s return on average common equity was 30 percent compared with 24 percent a year ago.

•	Advisory revenues were $461 million, a 19 percent increase from last year’s third quarter.
•
Underwriting revenues were $548 million, a 7 percent increase from last year’s third quarter. Equity underwriting revenues increased 19 percent to $237 million and fixed income underwriting revenues were virtually unchanged at $311 million.

•
Fixed income sales and trading net revenues were $2.2 billion, a 13 percent increase over the third quarter of 2005. The increase was driven by strong results in commodities and credit products, partially offset by lower results in interest rate & currency products. The increase in commodities was driven by strong results in oil liquids, electricity and natural gas due to strong client activity including revenues recognized on a few large structured transactions as a result of increased visibility of market value. Credit products had a record third quarter benefiting from activity in structured products, particularly in Europe. Interest rate & currency products were adversely affected by a less favorable environment as customer driven flow and volatility declined and the yield curve flattened. In addition, emerging markets revenues were significantly lower due to slower customer flow and market conditions. These factors more than offset an increase in revenues recognized on structured transactions in interest rate & currency products.

•
Equity sales and trading net revenues of $1.5 billion were a record third quarter and increased 18 percent from last year’s third quarter. Increased client flows across both the cash and derivatives markets and record results in Prime Brokerage drove revenues higher.

•
Investment revenues were $188 million compared with $69 million in the third quarter of last year and included significant gains from investments in the Company’s real estate funds, IntercontinentalExchange and Grifols S.A.

•
The Company’s aggregate average trading VaR measured at the 95% confidence level[3]  was $56 million compared with $52 million in the third quarter of 2005 and $63 million in the second quarter of 2006. Total aggregate average trading and non-trading VaR was $66 million compared with $58 million in the third quarter of 2005 and $70 million in the second quarter of 2006. At quarter end, the Company’s aggregate trading VaR was $61 million, and the aggregate trading and non-trading VaR was $75 million.

•
Non-interest expenses were $3.0 billion, a 4 percent increase from a year ago. Non-compensation expenses increased as a result of higher levels of business activity and charges for legal and regulatory matters. Compensation costs declined slightly from a year ago reflecting the Company’s current estimate of 2006 full year compensation based on forecasted full year performance and market conditions. In addition, the prior year included charges for senior management severance and new hires.

2	Represents income from continuing operations before losses from unconsolidated investees, taxes and cumulative effect of an accounting change.
3
The Company has changed the confidence level at which VaR is utilized for limit and other management purposes from a 99% confidence level to a 95% confidence level. The Company believes this change will facilitate comparisons to other companies in the financial services industry. Under the 99% confidence level the aggregate average trading VaR and aggregate average trading and non-trading VaR would have been $91 million and $103 million, respectively. Under the 99% confidence level the quarter end aggregate trading VaR and aggregate trading and non-trading VaR would have been $97 million and $108 million, respectively. Going forward the Company will report VaR under the 95% confidence level.

For the first eight months of calendar 2006, the Company ranked first in global IPOs with an 11 percent market share, third in global equity and equity-related issuances with a 9 percent market share, third in global completed M&A with a 26 percent market share, fourth in global announced M&A with a 25 percent market share and fifth in global debt issuance with a 6 percent market share.4

GLOBAL WEALTH MANAGEMENT GROUP

Global Wealth Management Group’s pre-tax income for the third quarter was $158 million compared with $30 million in the third quarter of last year. The quarter's pre-tax margin was 12 percent compared with 2 percent in last year’s third quarter. The quarter’s return on average common equity was 14 percent compared with 2 percent a year ago.
•
Net revenues of $1.4 billion were up 9 percent from a year ago, reflecting higher net interest revenue primarily resulting from the bank deposit sweep program, an increase in revenues from fee-based products and higher investment banking revenues. These increases were partially offset by a decline in commissions.

•
Non-interest expenses declined 1 percent to $1.2 billion, reflecting a significant reduction in legal and regulatory costs, which more than offset increased compensation expense due in part to higher revenues.

•
Total client assets were $652 billion, a 5 percent increase from last year’s third quarter. Client assets in fee-based accounts rose 14 percent to $193 billion over the last 12 months and increased as a percentage of total assets to 30 percent from 27 percent.

•	The 8,069 global representatives at quarter-end achieved record average annualized revenue and total client assets per global representative of $675,000 and $81 million, respectively.

4	Source: Thomson Financial–for the period January 1, 2006 to August 31, 2006.

ASSET MANAGEMENT

Asset Management reported pre-tax income of $125 million, 23 percent lower than last year's $162 million.  The quarter's pre-tax margin was 20 percent compared with 24 percent a year ago and the return on average common equity was 13 percent compared with 24 percent in last year’s third quarter. Net revenues fell 7 percent to $634 million primarily reflecting lower Private Equity revenues. Higher management and administration fees, driven by higher assets under management, were offset by a decline in distribution and other fees. Non-interest expenses decreased 2 percent to $509 million. Excluding results from the Private Equity business, pre-tax income declined by 8 percent from last year and the pre-tax margin was 21 percent compared with 22 percent a year ago.

Assets under management or supervision at August 31, 2006 were $448 billion, up $20 billion, or 5 percent, from a year ago. The increase resulted from market appreciation partly offset by customer out-flows. The percent of the Company’s long-term fund assets performing in the top half of the Lipper rankings was 39 percent over one year, 58 percent over three years, 74 percent over five years and 81 percent over 10 years.

DISCOVER

Discover’s third quarter pre-tax income was $368 million on a managed basis, up 54 percent from $239 million in the third quarter of 2005. Net revenues of $1,047 million were 15 percent higher than last year’s third quarter. The quarter’s pre-tax margin was 35 percent compared with 26 percent a year ago. The quarter’s return on average common equity was 19 percent compared with 13 percent a year ago. The current quarter includes the results of the Goldfish credit card business.

•	Net sales volume was a record $25.7 billion, a 15 percent increase from a year ago, reflecting increased cardmember usage and the acquisition of the Goldfish credit card business.
•	Managed credit card loans of $49.6 billion were up 5 percent from a year ago and up 2 percent from the end of the second quarter.
•
Managed merchant, cardmember and other fees were $579 million, up 9 percent from a year ago. The increase was primarily due to higher merchant discount and other revenues, partially offset by higher cardmember rewards. The increase in merchant discount revenue was primarily driven by record sales activity.

•	The provision for consumer loan losses on a managed basis was $496 million, down 16 percent from last year, reflecting significantly lower bankruptcy charge-offs and improved credit quality.
•
Managed net interest income declined $35 million from a year ago, reflecting a narrowing of the interest rate spread as a higher yield was more than offset by a higher cost of funds, partially offset by higher average loans.

•	Non-interest expenses increased 1 percent to $679 million, primarily due to higher operating expenses associated with the Goldfish credit card business, partially offset by lower compensation.
•
The credit card net charge-off rate was 3.81 percent, 131 basis points lower than last year’s third quarter, but 51 basis points higher than this year’s second quarter. The managed credit card over-30-day delinquency rate was 3.41 percent, a decrease of 50 basis points from the third quarter of 2005. The managed credit card over-90-day delinquency rate was 1.59 percent, 21 basis points lower than a year ago.

OTHER MATTERS

The quarter’s results reflect a decrease in the Company’s annual effective tax rate from 35.0 percent in the second quarter to 33.5 percent, primarily due to the estimated impact of overseas tax planning strategies on the full year.

The Company has adjusted its opening financial position for fiscal 2006 and its financial results for the first two quarters of 2006 to reflect a change in its hedge accounting under SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities. The change is being made following a recent technical clarification by the U.S. Securities and Exchange Commission (SEC) of its interpretation of SFAS No. 133 related to the accounting for fair value hedges of fixed-rate trust preferred securities. The same periods noted also reflect the adjustment of two cumulative compensation and benefit accruals. The Company has elected early application of Staff Accounting Bulletin 108 that was recently released by the SEC (refer to page 24 of the Financial Supplement available online in the Investor Relations section at www.morganstanley.com).

As of August 31, 2006, the Company repurchased approximately 39 million shares of its common stock since the end of fiscal 2005. The Company also announced that its Board of Directors declared a $0.27 quarterly dividend per common share. The dividend is payable on October 31, 2006 to common shareholders of record on October 13, 2006.

Total capital as of August 31, 2006 was $150.0 billion, including $38.0 billion of common shareholders’ equity, preferred equity and junior subordinated debt issued to capital trusts. Book value per common share was $31.24, based on 1.1 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services. The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 30 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement. Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A and “Certain Factors Affecting Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2006 Quarterly Reports on Form 10-Q and in other items throughout the Form 10-K, the Forms 10-Q and the Company’s 2006 Current Reports on Form 8-K.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Aug 31, 2006	Aug 31, 2005	May 31, 2006 (1)	Aug 31, 2005	May 31, 2006	Aug 31, 2006 (1)	Aug 31, 2005	Change
Net revenues
Institutional Securities	$4,989	$4,164	$5,545	20%	(10%)	$16,007	$11,519	39%
Global Wealth Management Group	1,371	1,255	1,402	9%	(2%)	4,057	3,721	9%
Asset Management	634	679	723	(7%)	(12%)	2,052	2,017	2%
Discover	1,047	911	1,191	15%	(12%)	3,327	2,758	21%
Intersegment Eliminations	(53)	(62)	(98)	15%	46%	(210)	(199)	(6%)
Consolidated net revenues	$7,988	$6,947	$8,763	15%	(9%)	$25,233	$19,816	27%

Income before taxes (2)
Institutional Securities	$2,001	$1,288	$2,087	55%	(4%)	$5,863	$3,178	84%
Global Wealth Management Group	158	30	157	*	1%	338	501	(33%)
Asset Management	125	162	224	(23%)	(44%)	521	624	(17%)
Discover	368	239	541	54%	(32%)	1,388	856	62%
Intersegment Eliminations	15	23	(13)	(35%)	*	21	72	(71%)
Consolidated income before taxes	$2,667	$1,742	$2,996	53%	(11%)	$8,131	$5,231	55%

Earnings per basic share:
Income from continuing operations	$1.83	$1.12	$1.81	63%	1%	$5.21	$3.26	60%
Discontinued operations	$-	$(0.98)	$0.01	*	*	$(0.02)	$(0.97)	98%
Cumulative effect of accounting change (3)	$-	$-	$-	--	--	$-	$0.05	*
Earnings per basic share	$1.83	$0.14	$1.82	*	1%	$5.19	$2.34	122%

Earnings per diluted share:
Income from continuing operations	$1.75	$1.09	$1.74	61%	1%	$5.01	$3.19	57%
Discontinued operations	$-	$(0.96)	$0.01	*	*	$(0.02)	$(0.95)	98%
Cumulative effect of accounting change (3)	$-	$-	$-	--	--	$-	$0.05	*
Earnings per diluted share	$1.75	$0.13	$1.75	*	--	$4.99	$2.29	118%

Average common shares outstanding
Basic	1,010,468,365	1,045,874,085	1,013,241,715			1,014,846,804	1,056,211,084
Diluted	1,055,664,392	1,072,033,275	1,054,733,745			1,055,811,711	1,080,279,276
Period end common shares outstanding	1,058,664,567	1,082,727,000	1,071,786,172			1,058,664,567	1,082,727,000

Return on average common equity
from continuing operations	22.7%	17.1%	23.6%			22.7%	17.0%
Return on average common equity	22.7%	2.0%	23.7%			22.6%	11.6%

(1)	As adjusted, see pages 25-27 on the firm's 3Q2006 Financial Supplement available on our website, www.morganstanley.com.
(2)	Represents consolidated income from continuing operations before losses from unconsolidated investees, taxes, gain/(loss) from discontinued operations and cumulative effect of accounting change.
(3)	Represents the effects of the adoption of SFAS 123R in the first quarter of fiscal 2005.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Aug 31, 2006	Aug 31, 2005	May 31, 2006 (1)	Aug 31, 2005	May 31, 2006	Aug 31, 2006 (1)	Aug 31, 2005	Change

Investment banking	$1,138	$992	$1,132	15%	1%	$3,252	$2,627	24%
Principal transactions:
Trading	2,824	2,150	3,565	31%	(21%)	9,469	5,790	64%
Investments	202	103	690	96%	(71%)	1,206	482	150%
Commissions	888	804	1,005	10%	(12%)	2,822	2,452	15%
Fees:
Asset management, distribution and admin.	1,326	1,249	1,333	6%	(1%)	3,938	3,699	6%
Merchant, cardmember and other	312	357	277	(13%)	13%	878	983	(11%)
Servicing and securitizations income	565	398	651	42%	(13%)	1,812	1,315	38%
Interest and dividends	12,670	6,998	10,114	81%	25%	33,333	18,876	77%
Other	130	106	123	23%	6%	368	332	11%
Total revenues	20,055	13,157	18,890	52%	6%	57,078	36,556	56%
Interest expense	11,835	5,986	9,997	98%	18%	31,328	16,172	94%
Provision for consumer loan losses	232	224	130	4%	78%	517	568	(9%)
Net revenues	7,988	6,947	8,763	15%	(9%)	25,233	19,816	27%

Compensation and benefits	3,149	3,165	3,723	(1%)	(15%)	11,033	8,641	28%
Occupancy and equipment	255	239	237	7%	8%	724	803	(10%)
Brokerage, clearing and exchange fees	339	267	340	27%	0%	971	803	21%
Information processing and communications	371	349	365	6%	2%	1,083	1,040	4%
Marketing and business development	292	276	298	6%	(2%)	828	831	--
Professional services	549	505	538	9%	2%	1,521	1,322	15%
Other	366	404	266	(9%)	38%	942	1,396	(33%)
September 11th related insurance recoveries, net	0	0	0	--	--	0	(251)	*
Total non-interest expenses	5,321	5,205	5,767	2%	(8%)	17,102	14,585	17%

Income from continuing operations before losses
from unconsolidated investees, taxes
and cumulative effect of accounting change	2,667	1,742	2,996	53%	(11%)	8,131	5,231	55%
Losses from unconsolidated investees	2	105	103	(98%)	(98%)	174	245	(29%)
Provision for income taxes	814	471	1,060	73%	(23%)	2,666	1,540	73%
Income from continuing operations	1,851	1,166	1,833	59%	1%	5,291	3,446	54%
Discontinued operations
Gain/(loss) from discontinued operations	0	(1,700)	14	*	*	(42)	(1,698)	98%
Income tax benefit/(provision)	0	678	(6)	*	*	17	677	(97%)
Gain/(loss) from discontinued operations	0	(1,022)	8	*	*	(25)	(1,021)	98%
Cumulative effect of accounting change (2)	0	0	0	--	--	0	49	*
Net income	$1,851	$144	$1,841	*	1%	$5,266	$2,474	113%

Return on average common equity
from continuing operations	22.7%	17.1%	23.6%			22.7%	17.0%
Return on average common equity	22.7%	2.0%	23.7%			22.6%	11.6%
Pre-tax profit margin (3)	33%	25%	34%			32%	26%
Compensation and benefits as a % of net revenues	39%	46%	43%			44%	44%

(1)	As adjusted, see pages 25-27 on the firm's 3Q2006 Financial Supplement available on our website, www.morganstanley.com.
(2)	Represents the effects of the adoption of SFAS 123R in the first quarter of fiscal 2005.
(3)	Income before taxes, excluding losses from unconsolidated investees, as a % of net revenues.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.